Privia Health
950 N Glebe Road, Suite 700
Arlington VA, 22203

Memorandum

TO: Parth Mehrotra

FROM: hr@priviahealth.com

DATE: 03/12/2021

SUBJECT: Annual Merit Increase & Bonus Payment Memo

Dear Parth,

Thank you for helping make 2020 a banner year for Privia Health. This memo serves to confirm that your new title will be President & Chief Operating Officer. Your base salary has increased from

$412,000.00 to $ 475,000.00 per annum ($19,791.67 per pay period) subject to deductions for taxes and other withholdings as required by law or by Company policy. These changes will be effective March 24, 2021 and reflected in your April 15th paycheck. Your bonus payout for the 2020 fiscal year is $885,512, which is equivalent to 215% of your bonus potential, to be paid out on March 12, 2021. This is a result of the 2020 annual review process and career committee and reflective of the communications you have had thus far with your Manager.

Additionally, you will remain eligible to participate in Privia’s performance-based incentive plan which gives you the potential to earn up to an additional 100% of your 2021 base salary. Payout amounts for performance-based bonuses are determined by individual performance determined by the achievement of your KO’s and the results of your annual performance review and Career Committee process.

This memo, which contains our entire understanding, can be amended only in writing, and is intended to be signed by you and Jenny Harding, Senior Vice President, People Operations. You specifically acknowledge that no promises or commitments have been made to you that are not set forth. Except as outlined above, your employment agreement remains intact without change.

Congratulations, Parth! We look forward to your continued success at Privia and to the contributions you continue to make to our growing organization.

/s/ Jennifer Harding
Jennifer Harding, SVP, People Operations